Arnall Golden & Gregory, LLP
                            2800 One Atlantic Center
                           1201 West Peachtree Street
                           Atlanta, Georgia 30309-3450


                                                            Phone (404) 873-8500

                                                              Fax (404) 873-8501

                                January 10, 2001

SYSCO CORPORATION
1390 Enclave Parkway
Houston, Texas  77077-2027


         Re:      SYSCO Corporation Registration Statement on Form S-4

Ladies and Gentlemen:

     We refer to the registration statement on Form S-4 referenced above, including amendments and exhibits thereto (the "Registration Statement") filed under the Securities Act of 1933, as amended (the "Securities Act"), by SYSCO Corporation, a Delaware corporation ("SYSCO"), with respect to the issuance by SYSCO of up to 1,100,000 shares (the "Shares") of its common stock, $1.00 par value per share, for offering from time to time in connection with the acquisition of businesses and properties by SYSCO and is subsidiaries. The Shares may be presently authorized but unissued shares or shares held as treasury shares at the time of their delivery. In this connection we have made such investigation and reviewed such documents as we deem necessary in the circumstances to render the following opinion.

     We have examined the originals or certified copies of such corporate records, certificates of officers of SYSCO and/or public officials and such other documents, and have made such other factual and legal investigations, as we have deemed relevant and necessary as the basis for the opinions set forth below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as conformed or photostatic copies and the authenticity of the originals of such copies.

     Based on our examination described above, subject to the assumptions stated above and relying on the statements of fact contained in the documents that we have examined, we are of the opinion that the Shares have been duly authorized for issue, and when sold, paid for and issued as contemplated in the Registration Statement, of such Shares will be legally issued, fully paid and nonassessable.

     This opinion is limited to the general corporation laws of the State of Delaware and the laws of the United States of America and we express no opinion herein as to the effect of any other laws.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the caption "Legal Matters" contained therein and elsewhere in the Registration Statement. This consent is not to be construed as an admission that we are a party whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act.

                                   Very truly yours,


                                   /s/ ARNALL GOLDEN & GREGORY, LLP
                                        ARNALL GOLDEN & GREGORY, LLP